Exhibit (b)(9)

December 12, 2011

Great-West Life & Annuity Insurance Company

8515 E. Orchard Road

Greenwood Village, CO 80111

Re:	Opinion of Counsel
Registration Statement on Form N-4 under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is furnished in connection with the above-referenced registration statement (the “Registration Statement”) of the Great-West Smart TrackSM Variable Annuity Contract (the “Variable Annuity’) by Great-West Life & Annuity Insurance Company.

I am the Chief Compliance Officer and Chief Legal Counsel, Financial Services of Great-West Life & Annuity Insurance Company (“Great-West”), a Colorado corporation. In so acting, I, or other attorneys under my supervision, have examined the Registration Statement and the following documents (each of which are filed as Exhibits to the Registration Statement): (i) the Form of Underwriting Agreement; (ii) the individual flexible premium variable annuity contract (the “Contract”); and (iii) the application.

Furthermore, I, or other attorneys working under my supervision, have made such examination of the law, records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examination, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the opinion that:

1.	Great-West is a corporation in good standing, duly organized and validly existing under the laws of the State of Colorado, and subject to regulation by the Colorado Division of Insurance.

2.

Great-West is a stock insurer licensed to transact life insurance and to issue annuity contracts under Colorado law and is authorized under Colorado law (including without limitation, all necessary authority under applicable Colorado insurance laws and regulations, orders and interpretations of the Colorado Division of Insurance) to execute, deliver and perform its obligations under each Contract and Form of Underwriting Agreement (to the extent, in each case, Great-West is a party) and is lawfully qualified to do business in those jurisdictions in which business is conducted by it except where the failure to so qualify has and will have no material adverse effect on the business or financial condition of Great-West.

3.	The execution, delivery and performance of the Contract and the Underwriting Agreement have been duly authorized by all necessary corporate action on the part of Great-West.

4.

Upon (i) the issuance of the Contract by Great-West and (ii) the delivery of the Contract by Great-West against payment therefore as provided for in the Registration Statement, Prospectus and the Underwriting Agreement, each Variable Annuity constitutes a valid and binding obligation of Great-West enforceable against it in accordance with its terms, except to the extent enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including applicable insurance company insolvency laws.

5.

The execution and delivery of the Contract and the Underwriting Agreement by Great-West and the consummation of the transactions contemplated thereby and compliance with the provisions thereof do not and will not (i) violate the articles of incorporation, bylaws or any other organizational document of Great-West; (ii) result in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of Great-West under any indenture, mortgage, deed of trust, credit agreement, or other agreement or instrument, to my knowledge after due inquiry, to which Great-West or any of its respective properties may be bound or affected; or (iii) result in a breach of any of the terms, conditions or provisions of any approval, permit order, writ, judgment or decree to which, to my knowledge after due inquiry, Great-West is a party or by which, to my knowledge after due inquiry, it or any of its respective properties or assets are bound, or violate any Applicable Laws. For purposes of this paragraph 5, the term “Applicable Laws”: means the laws of the State of Colorado and those federal laws of the United States of America which, in my experience and without independent investigation, are normally applicable to transactions of the type contemplated by the Agreements (provided that the term “Applicable Laws” shall not include state securities or blue sky laws or any rules or regulations thereunder and any anti-fraud or similar laws, including Section 10(b) under the Securities Exchange Act of 1934, as amended, or any rules or regulations thereunder).

6.

Filing with or authorization, order, consent, permit or approval of any Colorado or United States federal governmental authority or agency or political subdivision thereof (other than any filing of any periodic report under the Securities Exchange Act of 1934, as amended, or any filing in connection with Rule 424 promulgated under the 1933 Act) on the part of Great-West for the execution, delivery and performance of each Agreement has already been made or obtained or is not required.

7.	To my knowledge after due inquiry, there is no action, suit or proceeding pending or threatened against or affecting Great-West at law or in equity before any court, arbitrator or administrative or governmental body that challenges the legality, validity or enforceability of any Agreement or the effectiveness of the Registration Statement.

8.

The discussion set forth under the caption “Seek Tax Advice” (the “Discussion”) in the Registration Statement, subject to the qualifications set forth herein, constitutes the opinion of Great-West’s internal counsel as to the material United States federal income tax consequences for purchasers of the Variable Annuity. This opinion is not binding on the Internal Revenue Service or a court. In addition, I must note that the opinion represents merely our best legal judgment on the matters presented and that others may disagree with the conclusions expressed in the Discussion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with the opinion expressed in the Discussion if litigated.

I express no opinion herein other than as to the United States federal law and the law of the State of Colorado. This opinion is rendered as of the date hereof and I assume no obligation to update or supplement this letter to reflect any circumstances, which, may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

This letter is being delivered solely for the benefit of the persons to whom it is addressed and may not be relied on in any manner for any other purpose or by any other person or transmitted to any other person, circulated, quoted or otherwise referred to for any other purpose, in any event without our prior consent; provided, that Jorden Burt LLP may rely on this opinion.

I hereby consent to the reference of my name under the caption “Legal Matters” in the prospectus, filed as part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Beverly A. Byrne

Beverly A. Byrne

Chief Compliance Officer and Chief Legal Counsel, Financial Services

Great-West Life & Annuity Insurance Company